Exhibit 10.7

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is entered into effective as of February 27, 2012 (“Effective Date”) by and between GALLERY MANAGEMENT HOLDING CORP., a Colorado corporation (the “Company”), and Black Label Industries, Ltd. of which Jesus Solis is the sole manager (“Consultant”).

1. Consulting Relationship.  During the term of this Agreement, Consultant will provide consulting services (the “Services”) to Company as needed and as requested by Company.  It is expected that such services shall be performed in the various locations as may be requested by the Company.  Such services shall include the services described on the attached Description of Consulting Services.  Consultant shall use Consultant’s best efforts to perform the Services in a manner satisfactory to Company.

2. Fees.  As consideration for the Services to be provided by Consultant and other obligations, Company shall pay to Consultant the following consideration:

(a) Consulting Fees.

(i) Monthly.  As compensation for all consulting and advisory services provided hereunder Consultant shall be entitled to Eleven Thousand Two Hundred Fifty Dollars ($11,250) per month ($135,000 per year), payable in every two weeks or in accordance with the Company’s standard practices.

(ii) Stock Purchase Rights and Options.   The Company shall grant to Jesus Solis, the manager of Consultant, the right to purchase 500,000 shares of restricted common stock at a purchase price of $0.001 per share, which shares shall immediately vest.  Additionally, upon the effective date of the Company’s 2012 Stock Incentive Plan (the “Plan”), the Company shall grant to Jesus Solis options to purchase 500,000 shares of Company Common Stock which options shall be subject to the terms of the Plan and the related Stock Option Agreement (as such term is defined in the Plan).  The options shall vest and become exercisable on the first anniversary of this Agreement, so long as Employee is an employee of the Company on such vesting date.

(b) Expenses. The Company shall reimburse Consultant for all business related expenses, including but not limited to all out-of-pocket travel expenses.

3. Term and Termination.  Consultant shall serve as a consultant to Company for a period commencing on the Effective Date and ending two years thereafter (the “Term”).  Unless terminated in writing by either party not less than 30 days prior to expiration of the Term, this Agreement shall continue for successive one-year period. Either party may terminate this Agreement at any time in the event of a material breach by the other party.  A material breach shall include, but not be limited to, any failure of Consultant to fulfill the reasonable service requirements of the Company.

Exhibit 10.7 -- Page 1

4. Effect of Termination.  If either Party terminates this Agreement, Company agrees to pay Consultant for all expenses incurred by Consultant with Company’s approval up to and including the effective date of termination.  In the event of termination prior to the expiration of the Term, within 30 days after the date of termination, Consultant shall be paid the consulting fees that would otherwise have been paid under Section 3(a) for a period of six months after the date of termination. Upon any termination of this Agreement, Consultant shall return to Company, or destroy, at Company’s option, any confidential information received by Consultant pursuant to the Confidentiality Agreement.

5. Independent Contractor.  Consultant’s relationship with Company will be that of an independent contractor and not that of an employee.  Consultant will not be eligible for and hereby knowingly and voluntarily waives any and all employee benefits that Company provides to its common law employees, nor will Company make deductions from payments made to Consultant for taxes, including without limitation, local state or federal sales, use, excise, personal property or other similar taxes or duties, all of which will be Consultant’s responsibility.  Consultant shall be solely responsible for and shall make proper and timely payment of any withholding or other taxes, such as the Consultant’s estimated state and federal income taxes and self-employment tax.  Consultant agrees to indemnify and hold Company harmless from any liability for, or assessment of, any such taxes imposed on Company by relevant taxing authorities.  Consultant will have no authority to enter into contracts that bind Company or create obligations on the part of Company without the prior written authorization of Company.

6. Service Warranties.  Consultant warrants and represents to Company that all services provided under this Agreement shall be performed in a timely and professional manner and that Consultant is competent, qualified and experienced to the extent necessary to perform such services.

7. Consulting or other Services for Competitors and Clients.

(a) Consultant represents that Consultant does not presently perform or intend to perform, during the term of this Agreement, consulting or other services for any company, person or entity whose business or proposed business in any way involves products or services which could reasonably be determined to be competitive with the products or services or proposed products or services of Company.  If, however, Consultant desires to perform such services at any time after the Effective Date and prior to termination of this Agreement, Consultant agrees to notify Company in writing in advance (specifying the identity of the entity or the person) and provide information sufficient to allow Company to determine if such consulting would conflict with projects or the business of Company.  If Company determines that such consulting by Consultant is for a competitor of Company or would otherwise conflict with Consultant’s obligations hereunder, this Agreement shall, at the option of Company upon written notice to Consultant, terminate immediately.

Exhibit 10.7 -- Page 2

(b) Consultant acknowledges that each of the clients and customers of Company are proprietary and confidential and constitute a valuable trade secret of the Company.  Consultant agrees that he shall not enter into any relationship or arrangement with any client or customer of Company, including but not limited to any consulting or employment agreement and shall not directly or indirectly solicit any client or customer of Company for any services, engagement or relationship without the prior written consent of Company.  In the event Consultant violates the provisions of this Section 8(b), then all funds and other compensation received by Consultant from clients or customers of Company shall be held in trust for Company.

8. Proprietary Information and Invention Assignment Agreement.  Consultant shall sign, or has signed, a Proprietary Information and Invention Assignment Agreement (the “Invention Agreement”), prior to or on the date on which Consultant’s consulting relationship with Company commences.

9. Conflicts with this Agreement.  Consultant represents and warrants that Consultant is not under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement.  Consultant warrants that Consultant has the right to disclose and use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to Company in the course of performance of this Agreement, without liability to such third parties.  Consultant shall identify in writing to Company all such third party information.  Consultant represents and warrants that Consultant has not granted any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement.  Consultant will not knowingly infringe upon or misappropriation any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the services required by this Agreement.

10. Publicity.  Consultant agrees that it will not, without prior written consent of Company, use in advertising, publicity, or otherwise the name of Company, or refer to the existence of this Agreement in press releases, advertising, or materials distributed to prospective customers.

11. Ownership of Work Product.

(a) All records, databases, forms, summaries, information, data and other material originated or prepared by Company and delivered to Consultant for use in the performance of the services hereunder (the “Company Materials”) shall remain the exclusive property of the Company, and Consultant shall acquire no right, title or interest in an to any such Company Materials.  Consultant shall not disclose such Company Materials to third parties without the prior written consent of Company and shall return all copies of Company Materials to the Company promptly upon completion of the services or upon Company’s prior request.

Exhibit 10.7 -- Page 3

(b) During the Term including any extension thereof, Consultant shall disclose immediately to the Company all ideas, inventions and business  plans that he/she makes, conceives, discovers or develops during the course of his/her consulting relationship with the Company, including but not limited to any inventions, modifications, discoveries, developments, improvements, computer programs, processes, products or procedures (whether or not protectable upon application by copyright trademark, trade secret or other proprietary rights)  ("Work Product") that: (i) relate to the business of the Company or any  customer or supplier to the Company or any of the products or services being developed, manufactured, sold or otherwise provided by the Company  or that may be used in relation therewith; or (ii) result from tasks assigned to Consultant by the Company; or (iii) result from the use of the premises or  personal property (whether tangible or intangible) owned, leased or contracted for by the Company. Consultant agrees that any Work Product shall be the property of the Company and, if subject to copyright, shall be considered a "work made for hire" within the meaning of the Copyright Act of 1976, as amended (the "Act"). If and to the extent that any such Work Product is found as a matter of law not to be a "work made for hire" within the meaning of the Act,  Consultant expressly assigns to the Company all right, title and interest in and to the Work Product, and all copies thereof, and the copyright, patent, trademark, trade secret and all their proprietary rights in the Work Product, without further consideration, free from any claim, lien for balance due or  rights of retention thereto on the part of Consultant.

(c) Consultant agrees that upon disclosure of Work Product to the Company, Consultant will, during the Term and at any time thereafter, at the request and cost of the Company, execute all such documents and  perform all such acts as the Company or its duly authorized agents may  reasonably require: (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world,  and when so obtained or vested to renew and restore the same; and (ii) to defend any opposition proceedings in respect of such applications and any opposition  proceedings or petitions or applications for revocation of such letters patent,  copyright or other analogous protection.

(d) In the event that the Company is unable, after reasonable effort, to secure Consultant's signature on any letters patent, copyright or other analogous protection relating to Work Product, whether because of Consultant's  physical or mental incapacity or for any other reason whatsoever, Consultant  hereby irrevocably designates and appoints the Company and its duly  authorized officers and agents as his/her agent and attorney-in-fact, to act for and on his/her behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright and other analogous protection with the same legal force and effect as if personally executed by Consultant.

Exhibit 10.7 -- Page 4

(e) All inventions, discoveries, know-how, records, reports, proposals, research, recommendations, manuals, findings, evaluations, forms, reviews, information, data, computer programs and other written or electronic material originated or prepared by Consultant or its associates for and in the performance of the Services hereunder and all inventions, improvements or discoveries made or conceived by Consultant or its associates in the performance of the Services hereunder or other written directive signed by the authorized representatives of Company and Consultant (the “Deliverable Materials”) shall become the exclusive property of the Company, and Consultant hereby relinquishes and assigns to Company all right, title and interest in and to such Deliverable Materials.  Consultant shall have the right to keep one copy of such Deliverable Materials for its files, provided that Consultant shall not disclose such Deliverable Materials to third parties without the prior written consent of Company and shall otherwise treat all Deliverable Materials as confidential information under this Agreement.

(f) Company shall have exclusive title, including without limitation copyright and the right to register the copyright, to all Deliverable Materials.  Consultant hereby assigns any right it may have in the Deliverable Materials to Company.

(g) All decisions with respect to the time, manner, form and extent of publication or other use or exploitation of the Work Product and the Deliverable Materials shall rest exclusively with Company.

(h) Consultant agrees that, if in the course of performing the services to be performed under this Agreement, Consultant incorporates into any Deliverable Material any proprietary information owned by Consultant or in which Consultant has an interest, Company is hereby granted and shall have a non-exclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such proprietary information as part of or in connection with such Deliverable Materials.

(i) Except as may be expressly provided in this Section 11, nothing herein shall be construed as granting any license or rights under any statutory forms of protection to Consultant.

12. Surviving Sections.  The following sections shall survive the termination of this Agreement: 4, 5, 6, 8, 10, 11 and 12.

13. Miscellaneous.

(a) Amendments and Waivers.  Any term of this Agreement may be amended or waived only with the written consent of both parties.

(b) Sole Agreement.  This Agreement, including the Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

Exhibit 10.7 -- Page 5

(c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

(d) Choice of Law.  The laws of the State of California shall govern the validity, interpretation, construction and performance of this Agreement, without giving effect to the principles of conflict of laws

(e) Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(f) Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g) Arbitration.   Any dispute or claim arising out of or in connection with any provision of this Agreement, excluding Sections 11 and 14 hereof, will be finally settled by binding arbitration in Orange County, California in accordance with the rules of the AAA by one arbitrator mutually acceptable to the parties.  The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

(h) Limitations.  OTHER THAN CONSULTANT’S LIABILITY FOR BREACH OF CONFIDENTIALITY OBLIGATIONS HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGE OF ANY KIND OR NATURE, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT (INCLUDING, WITHOUT LIMITATION, THE BREACH OF THIS AGREEMENT OR ANY TERMINATION OF THIS AGREEMENT) TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF ANY OTHER PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE IN ADVANCE. IN NO EVENT SHALL COMPANY’S LIABILITY ARISING UNDER OR RELATING TO THIS AGREEMENT EXCEED THE AMOUNTS PAID BY COMPANY TO CONSULTANT HEREUNDER.

Exhibit 10.7 -- Page 6

(i) Advice of Counsel.  Each party acknowledges that, in executing this agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this agreement.  This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

THE REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

Exhibit 10.7 -- Page 7

(j)           Assignment.  Consultant may not assign this Agreement or any right, interest or benefit under this Agreement, or delegate any of its obligations under this Agreement, without the prior written consent of Company.  Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

The parties have executed this Agreement as of the date first set forth above.

GALLERY MANAGEMENT HOLDING
CORP., a Colorado corporation

By: /s/ R. Patrick Garrett
R. Patrick Garrett,
Chief Executive Officer
BLACK LABEL INDUSTRIES LTD.
By: /s/ Jesus Solis

Address:

Exhibit 10.7 -- Page 8

DESCRIPTION OF CONSULTING SERVICES

Exhibit 10.7 -- Page 9